UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2021

RESIDEO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38635	82-5318796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 East 6th Street Austin, Texas	78702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 726-3500

Registrant’s Former Name or Address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	REZI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior Notes Offering

Issuance of 4.000% Senior Notes due 2029

On August 26, 2021, Resideo Funding Inc. (the “Issuer”), a wholly-owned subsidiary of Resideo Technologies, Inc. (the “Company”), successfully completed the previously announced offering of $300 million aggregate principal amount of the Issuer’s 4.000% Senior Notes due 2029 (the “Notes”). The Notes and related guarantees were offered to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside of the United States in reliance on Regulation S under the Securities Act. The Notes and related guarantees will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes were issued pursuant to an Indenture, dated August 26, 2021 (the “Indenture”), among the Issuer, the Company, the other Guarantors (as defined below) named therein, and U.S. Bank National Association, as trustee (the “Trustee”).

The net proceeds from the sale of the Notes were used to fund the redemption of the Issuer’s existing 6.125% Senior Notes due 2026 (the “2026 Notes”) and to pay fees and expenses related to the offering of the Notes and the redemption of the 2026 Notes. The remaining net proceeds are expected to be used for general corporate purposes.

Notes Guarantees

The Notes are senior unsecured obligations of the Issuer and are guaranteed on an unsecured senior basis by the Company and each of the Company’s existing and future domestic subsidiaries that guarantee the Company’s senior secured credit facilities and certain future domestic subsidiaries that incur indebtedness in excess of $50.0 million (collectively, the “Guarantors”).

Maturity and Interest Payments

The Notes mature on September 1, 2029. Interest on the Notes accrues at 4.000% per annum and will be paid semi-annually, in arrears, on September 1 and March 1 of each year, commencing March 1, 2022.

Optional Redemption

Prior to September 1, 2024, the Issuer may, at its option, redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium set forth in the Indenture. The Issuer may redeem the Notes, in whole or in part, at any time on or after September 1, 2024 at the redemption prices set forth in the Indenture. The Issuer may, at its option, also redeem up to 40% of the aggregate principal amount of the Notes prior to September 1, 2024 in an amount equal to the net proceeds from certain equity offerings at the redemption price equal to 104.000% of the principal amount thereof plus accrued and unpaid interest, if any.

Certain Covenants

The Indenture limits the Company and its restricted subsidiaries’ ability to, among other things, incur additional non-Guarantor indebtedness and issue non-Guarantor preferred stock; enter into certain sale and leaseback transactions; incur liens; and consolidate, merge or sell all or substantially all of their assets. These covenants are subject to a number of limitations and exceptions.

Additionally, upon certain events constituting a change of control together with a ratings downgrade, the holders of the Notes have the right to require the Issuer to offer to repurchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, to (but not including) the date of purchase.

The Indenture also provides for customary events of default, which, if any of them occurs, may cause the principal of and accrued interest on the Notes to become, or to be declared, due and payable. Events of default (subject in certain cases to customary grace and cure periods), include, among others, nonpayment of principal or interest, breach of other covenants or agreements in the Indenture, failure to pay certain other indebtedness, failure to pay certain final judgments, failure of certain guarantees to be enforceable, and certain events of bankruptcy or insolvency.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

Redemption of 2026 Notes

On August 26, 2021, the Issuer completed the redemption in full of the 2026 Notes. The aggregate redemption price paid, including accrued interest and the applicable “make-whole” premium, was $279,632,239.00.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of August 26, 2021, among Resideo Funding Inc., as issuer, Resideo Technologies, Inc., the other guarantors named therein, and U.S. Bank National Association, as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDEO TECHNOLOGIES, INC.

By:	/s/ Jeannine J. Lane
Name:	Jeannine J. Lane
Title:	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Date: August 27, 2021